press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	July 24, 2009		716-687-4225

MOOG’S THIRD QUARTER EARNINGS EXCEED EXPECTATIONS

Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $15.9 million, and earnings per share of $.37, about half of last year’s level of $.72 per share.  Sales for the quarter of $445 million were down 10% from a year ago.

In April, the Company revised its guidance for the year and projected mid-range earnings per share of $1.95.  Year to date earnings per share of $1.63 are slightly ahead of that pace.

“Last year at this time our Company had not been affected by the global recession,” said R. T. Brady, Chairman and CEO.  “This year the recession has found some parts of our Company.  We’ve had to adjust our expectations and this quarter’s results are slightly ahead of that adjusted plan.  In the quarter, a heavy restructuring expense was offset by an unusually low tax rate.  We’ve completed our forecast for 2010 which suggests that we will have a recovery even if the economy doesn’t.”

Aircraft sales in the quarter of $162 million were 8% lower than last year.  Sales were up in military aircraft production programs but the Company has completed much of the F-35 development work so revenues on that program were lower.  Also, sales were down in commercial transports and business jets.  Total commercial aircraft sales were down 29% in the quarter. The Navigational Aids product line provided $11 million in sales.

Sales in Space and Defense of $65 million were up 2% in the quarter.  Positive growth was achieved even though this quarter saw limited sales on the Driver Vision Enhancer program which provided sales of over $4 million during last year’s third quarter.  Growth in the core business came in satellite controls where commercial demand was higher.  Sales increased on the Delta IV and Taurus II launch vehicles, on the TOW missile and on the Joint Air to Ground missile.  Sales on gun stabilization programs in Europe and on the G/ATOR ground-based mobile radar drove sales in Defense Controls.  The recent acquisition of Videolarm resulted in a small increase in the Homeland Security product line.

The Industrial segment felt the brunt of the global recession.  The quarter included the benefit of $19 million in sales from two recent wind energy acquisitions but total sales of $102 million were still down 28% from a year ago.  As expected, sales were down in every major product line.  Controls for plastics making machinery and metal forming equipment generated sales at a third of last year’s level.  Machinery customers are not buying and machine makers are shutting down for the summer and furloughing their employees.  Sales of motion bases for simulators were about half of last year’s level.  The best performing product line was power generation where sales were down only 5%.  The good news was in the wind energy acquisitions.  Sales of wind turbine pitch controls and turbine blade health monitoring equipment were very strong in the quarter.

Sales in the Components Group were up 4% to $90 million.  Sales of aerospace products increased by 23%, offsetting a similar percentage decline in medical and industrial products.  The biggest sales increase was in military aircraft driven by the Northrop Grumman Guardian program.  This is a system designed to protect military and commercial aircraft from shoulder-fired missiles.  Other major defense programs are electro-optics and turret controls on the Abrams tank and the Bradley fighting vehicle.  Medical sales were down 20% as customers attempted to reduce inventory levels.  Industrial sales in the Components Group were weak in the quarter but incoming orders suggest a rebound is possible.

The Medical Devices segment had the benefit of $7.5 million in sales from the recent acquisitions of Ethox and Aitecs.  Nevertheless, total sales of $26 million were down 6% from a year ago.  Sales of infusion pumps were down 42% from a year ago as hospitals and outpatient clinics have put a hold on their capital equipment purchases.  Sales of administration sets were down 5% reflecting a decline in procedures performed.

In spite of the weakness in industrial and medical markets, the Company’s recent acquisitions have driven the backlog to $990 million, up 13% from a year ago.

The Company revised its guidance for the year ending September 2009.  Sales are now forecast at $1.825 billion, with net earnings of $86.8 million and earnings per share of $2.02.  The Company suggests that its earnings forecast should be considered in a range of +/- $.05.

The Company is also providing guidance for fiscal 2010.  Sales are projected to rebound to $2.037 billion and net earnings should improve to $101 million with earnings per share of $2.36, a 17% increase.  The Company suggests a range of +/- $.10 per share on that estimate.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxiv) the cost of compliance with environmental laws, (xxv) the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments, (xxvi) the inability to utilize amounts available to us under our credit facilities given uncertainties in the credit markets and (xxvii) our customer’s inability to pay us due to adverse economic conditions or their inability to access available credit. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Net sales	$445,160	$496,575	$1,344,583	$1,411,820
Cost of sales	319,410	338,084	945,213	956,064
Gross profit	125,750	158,491	399,370	455,756

Research and development	22,805	30,518	72,127	80,686
Selling, general and administrative	70,545	75,413	208,550	219,634
Restructuring expense	9,946	-	9,946	-
Interest	9,471	9,121	28,494	28,056
Equity in earnings of LTi and other	(3,409)	(729)	(9,014)	(1,746)
	109,358	114,323	310,103	326,630
Earnings before income taxes	16,392	44,168	89,267	129,126
Income taxes	496	13,057	19,409	41,712
Net earnings	$15,896	$31,111	$69,858	$87,414

Net earnings per share
Basic	$0.37	$0.73	$1.64	$2.05
Diluted	$0.37	$0.72	$1.63	$2.02

Average common shares outstanding
Basic	42,571,843	42,646,335	42,571,608	42,577,639
Diluted	42,837,237	43,248,903	42,882,372	43,249,953

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Net Sales
Aircraft Controls	$161,553	$175,384	$486,726	$496,581
Space and Defense Controls	64,753	63,456	204,455	190,889
Industrial Systems	102,452	142,854	316,999	395,763
Components	90,413	87,276	256,421	251,104
Medical Devices	25,989	27,605	79,982	77,483
Net sales	$445,160	$496,575	$1,344,583	$1,411,820

Operating Profit and Margins
Aircraft Controls	$12,988	$12,187	$41,007	$41,530
	8.0%	6.9%	8.4%	8.4%
Space and Defense Controls	7,110	7,455	30,496	23,298
	11.0%	11.7%	14.9%	12.2%
Industrial Systems	812	20,582	23,171	56,759
	0.8%	14.4%	7.3%	14.3%
Components	14,689	15,151	44,739	44,571
	16.2%	17.4%	17.4%	17.8%
Medical Devices	(4,360)	2,978	(6,661)	6,914
	(16.8%)	10.8%	(8.3%)	8.9%
Total operating profit	31,239	58,353	132,752	173,072
	7.0%	11.8%	9.9%	12.3%

Deductions from Operating Profit
Interest expense	9,471	9,121	28,494	28,056
Equity-based compensation expense	1,031	1,384	4,651	3,694
Corporate expenses and other	4,345	3,680	10,340	12,196
Earnings before Income Taxes	$16,392	$44,168	$89,267	$129,126

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 27,	September 27,
	2009	2008

Cash	$77,014	$86,814
Receivables	523,975	517,361
Inventories	475,499	408,295
Other current assets	90,403	77,915
Total current assets	1,166,891	1,090,385
Property, plant and equipment	454,384	428,120
Goodwill and intangible assets	839,248	635,490
Other non-current assets	42,750	73,252
Total assets	$2,503,273	$2,227,247

Notes payable	$28,497	$7,579
Current installments of long-term debt	10,170	1,487
Contract loss reserves	18,815	20,536
Other current liabilities	361,598	347,491
Total current liabilities	419,080	377,093
Long-term debt	792,581	661,994
Other long-term liabilities	235,173	193,750
Total liabilities	1,446,834	1,232,837
Shareholders' equity	1,056,439	994,410
Total liabilities and shareholders' equity	$2,503,273	$2,227,247